UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/31/2006

Commission File Number	Exact name of registrant as specified in its charter; State or other jurisdiction of incorporation; Address of principal executive offices; and Registrant's telephone number including area code	IRS Employer Identification Number
333-133367	NewPage Holding Corporation Delaware Courthouse Plaza Northeast Dayton, Ohio 45463 877.855.7243	05-0616158
333-125952	NewPage Corporation Delaware Courthouse Plaza Northeast Dayton, Ohio 45463 877.855.7243	05-0616156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.05.    Costs Associated with Exit or Disposal Activities

On November 2, 2006 NewPage Corporation, a wholly-owned subsidiary of NewPage Holding Corporation, issued a news release announcing that their subsidiary, Luke Paper Company, will permanently shut down the No. 7 paper machine and related activities at the Luke, Maryland, facility. A copy of the news release is attached hereto as Exhibit 99.1.

On October 31, 2006 management committed to a plan to shut down the No. 7 paper machine and related activities and to reduce headcount by approximately 130 employees at the Luke operation. In August 2005, NewPage announced that the No. 7 paper machine, the smallest of the three paper machines at Luke, was placed on a reduced operating schedule based on market conditions. The decision to completely shut down the No. 7 paper machine was made in order to continue to improve our cost position and financial performance and better align capacity with market demand.

The paper machine shutdown and related activities are expected to be complete by the first quarter of 2007. We expect to incur charges totaling approximately $19 million to $25 million, which includes approximately $1 million to $2 million for severance and benefit costs, $2 million to $3 million for costs of early retirement benefits, including pension plan expense for affected hourly employees, and $16 million to $20 million for accelerated depreciation on machinery and equipment and write-off of stores and supplies inventory related to the machinery. The severance and other associated charges require the outlay of cash; the pension plan charge, accelerated depreciation and write-off of inventory represent non-cash charges. Most of the total charge will be recognized in the fourth quarter of 2006, with the remainder recognized in the first quarter of 2007.

Item 9.01.    Financial Statements and Exhibits

(c)        Exhibits
99.1        News Release dated November 2, 2006

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewPage Holding Corporation

Date: November 02, 2006	By:	/s/ Matthew L. Jesch
Matthew L. Jesch
Vice President and Chief Financial Officer

NewPage Corporation

Date: November 02, 2006	By:	/s/ Matthew L. Jesch
Matthew L. Jesch
Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	News Release dated November 2, 2006